EXECUTION

FIRST FRANKLIN MORTGAGE LOAN TRUST

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-FFB

TERMS AGREEMENT

May 27, 2003

To:

Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of May 1, 2003 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:  Series 2003-FFB.

Terms of the Series 2003-FFB Certificates:  First Franklin Mortgage Loan Trust Mortgage Pass-Through Certificates, Series 2003-FFB, Class A, Class A-IO, Class M1, Class M2, Class B1, Class B2, Class X and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of conventional, second lien, fixed rate, residential mortgage loans (the “Mortgage Loans”), substantially all of which are balloon mortgage loans, having a Scheduled Principal Balance as of the Cut-off Date of $$258,934,415.47.  Only the Class A, Class A-IO, Class M1, Class M2, Class B1 and Class B2 (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-102489.

Certificate Ratings:  It is a condition to the issuance of the Class A and Class A-IO Certificates that they be rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”) and “AAA” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), (and together with Moody’s, the “Rating Agencies”).  It is a condition to the issuance of the Class M1 Certificates that they be rated “AA” by S&P and “Aa2” by Moody’s.  It is a condition to the issuance of the Class M2 Certificates that they be rated “A” by S&P and “A2” by Moody’s.  It is a condition to the issuance of the Class B1 Certificates that they be rated “BBB” by S&P and “Baa2” by Moody’s.  It is a condition to the issuance of the Class B Certificates that they be rated “BBB-” by S&P and “Baa3” by Moody’s.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1, plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  May 1, 2003.

Closing Date:  10:00 A.M., New York time, on or about May 30, 2003.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Underwriters, McKee Nelson LLP, 1919 M Street N.W., 7th Floor, Washington DC 20036 and any notices delivered to each of the Underwriter and the Depositor shall be delivered to it at 745 7th Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By: /s/ Stanley Labanowski
      Name: Stanley Labanowski
     Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES
    CORPORATION

By:  /s/ Ellen V. Kiernan
        Name:  Ellen V. Kiernan
       Title:     Senior Vice President

Schedule 1

			Purchase
	Initial Certificate Principal	Certificate	Price
Class	(or Notional) Amount(1)	Interest Rate	Percentage
Class A	$203,893,000	Adjustable(2)	100.00%
Class A-IO	$ 85,448,000(3)	6.00%(3)	100.00%
Class M1	$ 20,721,000	Adjustable(2)	100.00%
Class M2	$ 14,246,000	Adjustable(2)	100.00%
Class B1	$ 15,541,000	Adjustable(2)	100.00%
Class B2	$ 3,885,000	Adjustable(4)	100.00%

(1)

Approximate.

(2)

Interest will accrue on the Class A, M1, M2 and B1 and B2 Certificates based upon one-month LIBOR plus a specified margin, subject to limitation, as described in the prospectus supplement.

(3)

The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts, as described in the prospectus supplement.  Interest will not be payable in the Class A-IO Certificates after the Distribution Date in May 2005.

(4)

Interest will accrue on the Class B2 Certificates based on an interest rate equal to the lesser of (i) 7.00% per annum and (ii) the net funds cap as described in the prospectus supplement.